Ex-10.8

September 30, 2010

Commerzbank AG, Global Shipping

Domstr. 18

20095 Hamburg

RE:          Forbearance and Waiver of Events of Default under that certain Loan Agreement dated 28 May 2008 made between (i) Dyker Maritime Corp. as Borrower and (ii) Commerzbank AG as Lender relating to a term loan facility of US$12,500,000 as supplemented by a waiver letter dated 2 March 2009, an extension of waiver letter dated 28 December 2009, a supplemental agreement dated 8 January 2010, a further extension of waiver letter dated 31 March 2010 and a further extension letter dated 29 April 2010 (together the “Loan Agreement”).

Reference is hereby made to the Loan Agreement.  Capitalized terms defined in the Loan Agreement and not otherwise defined herein are used herein as therein defined.

We hereby notify you that the Borrowers will be suspending the payment of certain upcoming scheduled principal installments owing in respect of certain Indebtedness of such persons, as more particularly described on Schedule 1 hereto, for a period of 45 days beginning on September 30, 2010 (the “Payment Suspension”).  The Payment Suspension will result in one or more Events of Default occurring under the Loan Agreement (any such Event of Default resulting from the Payment Suspension, the “Specified Events of Default”).

In order to allow time for TBS International, plc and its affiliates to work with their various lenders, including you, towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that the Lender forbear from exercising any of the rights or remedies arising from the Specified Events of Default available to them under the Loan Agreement, other transaction documents or under applicable law (all of which rights and remedies are hereby expressly reserved by the Lender) until the earlier of (i) the occurrence of a Forbearance Termination Event and (ii) November 15, 2010.  As used herein, a “Forbearance Termination Event” shall mean the occurrence of any Event of Default under the Loan Agreement (other than the Specified Events of Default).

We also notify you that the principal payment in the amount of $1,000,000 due under the Loan Agreement on September 3, 2010 has been paid and request that you waive any Events of Default occurring from the timing of such payment (the “September 2010 Payment”).

By counter-signing this letter, the Lender agrees to forbear from exercising any of the rights or remedies arising from the Specified Events of Default and waive any Events of Default resulting from the September 2010 Payment, in each case, on the terms set forth above.

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Very truly yours,

DYKER MARITIME CORP., as Borrower

By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Authorized Signatory

TBS INTERNATIONAL, PLC

By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Senior Executive Vice President and Chief Financial Officer

TBS INTERNATIONAL LIMITED

By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title:

Acknowledged and Agreed,

COMMERZBANK AG

By:	/s/ Martin Hugger
Name: Martin Hugger
Title: Senior Vice President

By:	/s/ Carlo Glaesh
Name: Carlo Glaesh
Title: Project Manager / Associate

[Signature Page to Commerzbank Forbearance Letter]

Schedule 1

Facility	Principal Amount	Date

Bank of America Facility, as amended and restated on March 26, 2008	$9,500,000	September 30, 2010

AIG Facility dated as of December 7, 2007	$1,800,000	October 1, 2010

DVB Facility dated as of January 16, 2008	$2,608,000	October 23, 2010